ADVENTRX ANNOUNCES MANAGEMENT PROMOTIONS

SAN DIEGO (February 4, 2010) – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today announced that, effective immediately, Brian M. Culley, previously the Company’s Chief Business Officer and a Senior Vice President, will serve as its Chief Executive Officer and Patrick L. Keran, previously the Company’s General Counsel, will serve as its President and Chief Operating Officer. Mr. Keran also will continue to serve as the Company’s Secretary and Principal Financial and Accounting Officer.

“The title changes we announce today are well-deserved and reflect the responsibilities and operational influence that Brian and Pat assumed some time ago,” said Jack Lief, Chair of the ADVENTRX Board of Directors. “The Board has confidence in their strategic planning and ability to execute, evidenced in part by their capital-raising success and the submission of the ANX-530 NDA, all during extremely difficult times.”

About ADVENTRX Pharmaceuticals
ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are designed to improve the performance of existing cancer treatments by addressing limitations associated principally with their safety and use. More information can be found on the Company’s web site at www.adventrx.com.

Forward Looking Statements
ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: ADVENTRX’s dependence on the success of ANX-530, and uncertainty as to whether ANX-530 will receive regulatory approval or be commercialized successfully; the potential that FDA may not accept the ANX-530 NDA for review, or that the bioequivalence data and other information included in the ANX-530 NDA may not adequately support bioequivalence with Navelbine; the potential that changes made in transferring the manufacturing process for ANX-530 may result in a lack of comparability between the commercial product and the material used in clinical trials; the potential for FDA to impose other requirements to be completed before or after approval of the ANX-530 NDA; the possibility that patent claims covering ANX-530 will not issue or, if they do, that such claims, which likely will be limited to a specific intravenous emulsion formulation of vinorelbine, will not be sufficient to preclude development of other formulations of vinorelbine by competitors; the risk of investigator bias in reporting adverse events as a result of the open-label nature of the ANX-530 bioequivalence study, including bias that increased the reporting of adverse events associated with Navelbine and/or that decreased the reporting of adverse events associated with ANX-530; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Company Contact:	Investor Contact:
ADVENTRX Pharmaceuticals Brian Culley, Chief Executive Officer 858-552-0866	Lippert/Heilshorn & Associates, Inc. Don Markley (dmarkley@lhai.com) 310-691-7100

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